Exhibit 99.1

Strategic Education, Inc. Announces Appointment of Celebrated Academic Leader Dr. Michael A. McRobbie to Board of Directors

Former Indiana University President brings deep expertise in academic leadership

HERNDON, Va.--(BUSINESS WIRE)--August 4, 2021--Strategic Education, Inc. (Strategic Education) (NASDAQ: STRA) announced today that former president of Indiana University (IU), Dr. Michael A. McRobbie, has been appointed to the Company's board of directors. Dr. McRobbie joins the Strategic Education Board of Directors with a broad range of academic leadership experience, as well as a track record as a champion for student success, community, and equal opportunity.

“We are thrilled to welcome Michael to the Strategic Education Board of Directors,” said Robert Silberman, Strategic Education’s executive chairman, “Michael has built his respected career by growing and continually transforming academic institutions for the benefit of students. His deep background in academics in both the U.S. and Australia make him an ideal choice to support the board in providing strategic direction for the Company.”

“I’m very much looking forward to joining the Strategic Education Board of Directors,” said Dr. McRobbie, “I have been impressed for some time with the Company’s innovative programs and initiatives and of course, its mission to provide economic mobility for its students.”

After serving in a variety of roles at IU since 1997, Dr. McRobbie became its 18th president in 2007 and served in that capacity through June 2021. IU is one of the largest universities in the United States, and under Dr. McRobbie's leadership as president, the institution saw the largest academic transformation in its history during which ten new schools were established. Additionally, he oversaw a reinvigoration of its global engagement that supported the university’s international academic and educational programs.

In addition to his duties as president, Dr. McRobbie has served on numerous outside committees and organizations. He was a member of the board of directors of the Association of American Universities, founded in 1900, whose members are the 63 leading research universities in the U.S. and two in Canada, and was its chair from 2019 to 2020. He was also a member of the Big Ten Council of Presidents and Chancellors, and was its chair from 2010 to 2012. He has been the principal investigator on many major grants, has published a number of books and many articles, and has served on numerous editorial boards and conference committees.

Dr. McRobbie served as a vice chair of the board of directors of the Indiana University Health system, one of the largest and most highly regarded hospital systems in the U.S., until his retirement from IU, and serves on the executive committee of the board of OneAmerica, a private mutual insurance company based in Indianapolis.

A native of Australia, Dr. McRobbie received a Ph.D. from the Australian National University in 1979 and has honorary doctorates from universities across the globe.

Dr. McRobbie’s long list of honors includes being an elected fellow of the American Academy of Arts and Sciences in 2012, the American Association for the Advancement of Science in 2019, and the Australian Academy of Humanities in 2007. He was also appointed a member of the Council on Foreign Relations in 2016 and is a two-time recipient of the Sagamore of the Wabash, one of the highest honors the governor of Indiana can bestow on a private individual. In 2010 he was appointed an Officer of the Order of Australia (AO).

About Strategic Education, Inc.

Strategic Education, Inc. (NASDAQ: STRA) (www.strategiceducation.com) is dedicated to helping advance economic mobility through higher education. We serve working adult students globally through our core focus areas: 1) U.S. Higher Education, including Strayer University and Capella University, each institutionally accredited, and collectively offer flexible and affordable associate, bachelor’s, master’s, and doctoral programs including the Jack Welch Management Institute at Strayer University, and non-degree web and mobile application development courses through Strayer University’s Hackbright Academy and DevMountain; 2) Alternative Learning, encompassing Employer Solutions, developing and maintaining relationships with large employers; Workforce Edge, a full service, online employee education management platform; Sophia Learning, self-paced general education courses that are ACE-recommended for college credit; and Digital Enablement Partnerships, helping advance capabilities in course development, online delivery, and student support; and 3) Australia/New Zealand, comprised of Torrens University, Think Education, and Media Design School that collectively offer certificate and degree programs in Australia and New Zealand. This portfolio of high quality, innovative, relevant, and affordable programs and institutions helps our students prepare for success in today’s workforce and find a path to bettering their lives.

Contacts

Elaine Kincel
elaine.kincel@strategiced.com
202-557-4920